Exhibit 99.1

1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS
FOURTH QUARTER RESULTS

THOUSAND OAKS, Calif. – January 23, 2014 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Record fourth quarter sales of $596.6 million increased 5.1% compared to last year

•	All-time record quarterly GAAP earnings per share from continuing operations of $1.44

•	Record full-year sales and GAAP earnings per share from continuing operations of $2,338.6 million and $4.87, respectively

•	Fourth quarter 2013 includes pretax charges of $5.3 million for severance and facility consolidations, offset by net discrete tax benefits of $6.1 million

•	Acquired C.D. Limited (“CDL”), a supplier of subsea inertial navigation systems and motion sensors

Teledyne today reported fourth quarter 2013 sales of $596.6 million, compared with sales of $567.4 million for the fourth quarter of 2012, an increase of 5.1%. Net income from continuing operations was $54.9 million ($1.44 per diluted share) for the fourth quarter of 2013, compared with net income from continuing operations of $43.9 million ($1.17 per diluted share) for the fourth quarter of 2012, an increase of 25.1%.  Net income attributable to Teledyne, including discontinued operations, was $54.9 million ($1.44 per diluted share) for the fourth quarter of 2013, compared with $46.2 million ($1.23 per diluted share) for the fourth quarter of 2012, an increase of 18.8%.

“We ended 2013 with record quarterly GAAP earnings and achieved our twelfth consecutive year of earnings growth,” said Robert Mehrabian, chairman, president and chief executive officer. “The strength of our high technology industrial businesses continued to propel our growth.  In the fourth quarter, our instrumentation segment had record quarterly sales, with organic growth in each product category, and for the full year, instrumentation sales exceeded $1.0 billion.  In the marine instrumentation domain, we acquired CDL, further enhancing our product portfolio in the offshore oil & gas market.  Our commercial aerospace business also performed extremely well all year, developing new products and gaining share in this growing market.  For example, during the quarter we announced a landmark single source contract under which we will supply unique aircraft information management solutions for the majority of future Boeing commercial aircraft.  Throughout 2013, we also undertook aggressive actions to consolidate our businesses and lower our cost structure.  We enter 2014 with a demonstrated record of performance, a more efficient and more attractive business portfolio, and a strong balance sheet.”

The fourth quarter of 2013, reflected pretax charges totaling $5.3 million for severance and facility consolidation expenses. The charges were comprised of $3.2 million in severance related costs and $2.1 million in facility closure and relocation costs. The fourth quarter of 2012, reflected pretax charges totaling $1.7 million for severance and facility consolidation costs. The fourth quarter of 2013 also reflected net discrete tax benefits totaling $6.1 million. The tax benefits for the fourth quarter of 2013 are primarily due to research and development credits, the remeasurement of uncertain tax positions and statute of limitation expirations . The fourth quarter of 2012 also reflected net discrete tax benefits totaling $1.1 million. The tax benefits for the fourth quarter of 2012 are primarily due to expirations of the statute of limitations.

Full Year 2013
Total year sales for 2013 were $2,338.6 million, compared with $2,127.3 million for 2012, an increase of 9.9%. Net income from continuing operations was $185.0 million ($4.87 per diluted share) for 2013, compared with net income from continuing operations of $161.8 million ($4.33 per diluted share) for 2012, an increase of 14.3%.  Net income for 2013 and 2012 also included net tax credits of $21.3 million and $5.4 million, respectively. Net income attributable to Teledyne, including discontinued operations, was $185.0 million ($4.87 per diluted share) for 2013 compared with $164.1 million ($4.39 per diluted share) for 2012.

Review of Operations (Comparisons are with the fourth quarter of 2012, unless noted otherwise.)

Instrumentation
The Instrumentation segment’s fourth quarter 2013 sales were $275.8 million, compared with $243.6 million, an increase of 13.2%. Fourth quarter 2013 operating profit was $44.4 million, compared with $47.9 million, a decrease of 7.3%.

The fourth quarter 2013 sales increase primarily resulted from higher sales of both marine and environmental instrumentation. The higher sales of $21.5 million for marine instrumentation reflected increased sales of marine acoustic sensors and systems, as well as interconnect systems used in offshore energy production, and also included a total of $18.1 million in incremental revenue from recent acquisitions including the March 2013 acquisition of RESON A/S (“RESON”) and the acquisition of C.D. Limited on October 22, 2013. Sales for environmental instrumentation increased $8.6 million and included $7.3 million in sales from the August 2013 acquisition of assets of CETAC Technologies (“CETAC”). Sales of electronic test and measurement instrumentation increased $2.1 million. The decrease in operating profit reflected $1.0 million in increased intangible asset amortization and $1.2 million in severance and facility consolidation expenses, partially offset by the impact of higher sales.

Digital Imaging
The Digital Imaging segment’s fourth quarter 2013 sales were $102.9 million, compared with $102.7 million, an increase of 0.2%. Operating profit was $3.6 million for the fourth quarter of 2013, compared with $5.4 million, a decrease of 33.3%.

The 2013 sales increase primarily reflected significantly increased sales of sensors and cameras for commercial machine vision and life sciences applications, mostly offset by lower sales of infrared imaging and LIDAR systems primarily for government applications. Operating profit in 2013 reflected $1.6 million in severance and related expenses and a $1.2 million asset impairment charge, partially offset by favorable product mix differences.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s fourth quarter 2013 sales were $149.4 million, compared with $151.8 million, a decrease of 1.6%. Operating profit was $15.6 million for the fourth quarter of 2013, compared with $17.6 million, a decrease of 11.4%.

The sales decrease reflected lower sales of $4.9 million from electronic manufacturing services products and lower sales of $4.0 million from microwave and interconnect systems. The lower sales were partially offset by increased sales of $6.5 million from avionics products and electronic relays. Operating profit in 2013 reflected $3.5 million for severance and facility consolidation costs associated with certain defense electronics businesses, while operating profit in 2012 included $1.7 million in similar costs. Operating profit in the fourth quarter of 2013 also reflected $1.8 million in higher net pension expense.

Engineered Systems
The Engineered Systems segment’s fourth quarter 2013 sales were $68.5 million compared with $69.3 million, a decrease of 1.2%. Operating profit was $7.2 million for the fourth quarter of 2013, compared with $6.6 million, an increase of 9.1%.

The fourth quarter 2013 sales decrease reflected lower sales of engineered products and services of $1.7 million and a slight decrease in sales of turbine engines, partially offset by higher energy systems sales of $1.4 million. Operating profit in the fourth quarter of 2013 primarily reflected favorable product mix differences, partially offset by the impact of lower sales and $0.6 million in higher net pension expense.

Additional Financial Information
Cash Flow
Cash provided by operating activities was $98.5 million for the fourth quarter of 2013, compared with $121.9 million. The lower cash provided by operating activities in the fourth quarter of 2013 reflected severance and legal settlement payments in the fourth quarter of 2013. Free cash flow (cash provided by operating activities less capital expenditures) was $79.9 million for the fourth quarter of 2013, compared with $99.6 million and reflected lower cash provided by operating activities. At December 29, 2013, total debt was $552.4 million, which included $74.1 million drawn on the $750.0 million credit facility, $250.0 million in senior notes, $200.0 million in term loans, $16.0 million in other debt and $12.3 million in capital lease obligations. Cash and cash equivalents were $66.0 million at December 29, 2013. The company received $2.1 million from the exercise of stock options in the fourth quarter of 2013, compared with $7.7 million. Capital expenditures for the fourth quarter of 2013 were $18.6 million, compared with $22.3 million. Depreciation and amortization expense for the fourth quarter of 2013 was $24.0 million, compared with $21.9 million.

In October 2013, a subsidiary of Teledyne acquired C.D. Limited for $22.2 million. The acquisition was funded from borrowings under the credit facility and cash on hand. In 2014, the company may use funds to repurchase stock under its stock repurchase program authorized in October 2011.

Free Cash Flow(a)	Fourth Quarter		Total Year
(in millions, brackets indicate use of funds)	2013	2012	2013	2012
Cash provided by operating activities	$98.5	$121.9	$204.1	$189.5
Capital expenditures for property, plant and equipment	(18.6)	(22.3)	(72.6)	(65.3)
Free cash flow	79.9	99.6	131.5	124.2
Pension contributions, net of tax (b)	—	—	51.4	60.3
Adjusted free cash flow	$79.9	$99.6	$182.9	$184.5
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of pension contributions on a net of tax basis. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow, including the impact of voluntary and required pension contributions.

(b) The domestic pension cash contributions were voluntary.

Pension
Pension expense was $4.5 million for the fourth quarter of 2013 compared with $1.6 million. The increase in pension expense primarily reflected the impact of using a 4.4% discount rate to determine the benefit obligation for the domestic plan in 2013 compared with a 5.5% discount rate used in 2012. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $3.7 million for the fourth quarters of both 2013 and 2012. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

Income Taxes
The effective tax rate for the fourth quarter of 2013 was 14.9% compared with 29.4%. The decrease primarily reflected $6.1 million in net tax benefits for discrete items in the fourth quarter of 2013. The fourth quarter of 2012 reflected $1.1 million in net tax benefits for discrete items. Excluding the net tax benefits in both periods, the effective tax rates would have been 24.4% for the fourth quarter of 2013 and 31.1% for the fourth quarter of 2012. The lower 2013 tax rate, excluding the net discrete tax benefits in both quarters, primarily reflected a change in the proportion of domestic and foreign income, a lower state effective tax rate and increased federal tax credits for research and development.

Stock Option Compensation Expense
For the fourth quarter of 2013, the company recorded a total of $3.1 million in stock option expense, of which $2.2 million was recorded in the operating segment results and $0.9 million was recorded as corporate expense. For the fourth quarter of 2012, the company recorded a total of $2.1 million in stock option expense, of which $1.5 million was recorded in the operating segment results and $0.6 million was recorded as corporate expense.

Other
Interest expense, net of interest income, was $4.8 million for the fourth quarter of 2013, compared with $5.2 million, and reflected lower average interest rates and lower debt levels. Corporate expense was $7.3 million for the fourth quarter of 2013, compared with $9.9 million and primarily reflected lower compensation expense as well as lower professional fees expense. Other income and expense was income of $5.3 million for the fourth quarter of 2013, compared with income of $0.7 million. The 2013 amount included $3.6 million from the reversal of reserves no longer needed in connection with a legal settlement. The fourth quarter of 2012 includes income of $2.3 million from discontinued operations related to the finalization of income tax benefits on the April 2011 sale of the piston engines businesses.

Outlook
Based on its current outlook, the company’s management believes that first quarter 2014 earnings per diluted share will be in the range of approximately $1.08 to $1.14 and the full year 2014 earnings per diluted share outlook is expected to be in the range of approximately $5.06 to $5.12. The company’s effective tax rate for 2014 is expected to be 30.0%, before discrete items. For the company's domestic pension plan, the discount rate for 2014 will increase to 5.4% from 4.4%.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, product sales, capital expenditures, pension matters, stock option compensation expense, stock repurchases, interest expense, severance, facility consolidation and environmental remediation costs, taxes, and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.

Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; and cuts to defense spending resulting from future deficit reduction measures, including potential automatic cuts to defense spending that have been triggered by the Budget Control Act of 2011. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could negatively affect the company’s businesses that supply the oil and gas industry. In addition, financial market fluctuations affect the value of the company’s pension assets.

Changes in the policies of U.S. and foreign governments could result, over time, in reductions and realignment in defense or other government spending and further changes in programs in which the company participates.

While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.

While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.

Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2012 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.

A live webcast of Teledyne’s fourth quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, January 23, 2014. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Thursday, January 23, 2014.

Investor Contact:	Jason VanWees
(805) 373-4542

Media Contact:	Robyn McGowan
(805) 373-4540

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
DECEMBER 29, 2013 AND DECEMBER 30, 2012
(Unaudited - in millions, except per share amounts)

	Fourth Quarter	Fourth Quarter	Twelve Months	Twelve Months
	2013	2012	2013	2012
Net sales	$596.6	$567.4	$2,338.6	$2,127.3
Costs and expenses:
Costs of sales	382.0	359.0	1,500.0	1,379.1
Selling, general and administrative expenses	151.1	140.8	598.3	505.1
Total costs and expenses	533.1	499.8	2,098.3	1,884.2
Income before other income and income taxes	63.5	67.6	240.3	243.1
Other income, net	5.3	0.7	4.1	2.9
Interest and debt expense, net	(4.8)	(5.2)	(20.4)	(17.8)
Income from continuing operations before income taxes	64.0	63.1	224.0	228.2
Provision for income taxes	9.5	18.6	39.5	65.4
Income from continuing operations including noncontrolling interest	54.5	44.5	184.5	162.8
Discontinued operations	—	2.3	—	2.3
Net income	54.5	46.8	184.5	165.1
Noncontrolling interest	0.4	(0.6)	0.5	(1.0)
Net income attributable to Teledyne	$54.9	$46.2	$185.0	$164.1
Continuing operations (a)	$1.44	$1.17	$4.87	$4.33
Discontinued operations	—	0.06	—	0.06
Diluted earnings per common share	$1.44	$1.23	$4.87	4.39
Weighted average diluted common shares outstanding	38.2	37.6	38.0	37.4
(a) Excluding noncontrolling interest

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT (a)
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
DECEMBER 29, 2013 AND DECEMBER 30, 2012
(Unaudited - in millions)

	Fourth Quarter	Fourth Quarter	% Change	Twelve Months	Twelve Months	% Change
	2013	2012		2013	2012
Net sales:
Instrumentation	$275.8	$243.6	13.2%	$1,022.8	$804.7	27.1%
Digital Imaging	102.9	102.7	0.2%	414.8	415.9	(0.3)%
Aerospace and Defense Electronics	149.4	151.8	(1.6)%	625.1	605.3	3.3%
Engineered Systems	68.5	69.3	(1.2)%	275.9	301.4	(8.5)%
Total net sales	$596.6	$567.4	5.1%	$2,338.6	$2,127.3	9.9%
Operating profit and other segment income:
Instrumentation	$44.4	$47.9	(7.3)%	$162.0	$146.0	11.0%
Digital Imaging	3.6	5.4	(33.3)%	28.2	24.8	13.7%
Aerospace and Defense Electronics	15.6	17.6	(11.4)%	65.7	80.5	(18.4)%
Engineered Systems	7.2	6.6	9.1%	22.0	28.5	(22.8)%
Segment operating profit and other segment income	70.8	77.5	(8.6)%	277.9	279.8	(0.7)%
Corporate expense	(7.3)	(9.9)	(26.3)%	(37.6)	(36.7)	2.5%
Other income, net	5.3	0.7	*	4.1	2.9	41.4%
Interest and debt expense, net	(4.8)	(5.2)	(7.7)%	(20.4)	(17.8)	14.6%
Income from continuing operations before income taxes	64.0	63.1	1.4%	224.0	228.2	(1.8)%
Provision for income taxes	9.5	18.6	(48.9)%	39.5	65.4	(39.6)%
Income from continuing operations including noncontrolling interest	54.5	44.5	22.5%	184.5	162.8	13.3%
Discontinued operations	—	2.3	*	—	2.3	*
Net income	54.5	46.8	16.5%	184.5	165.1	11.8%
Noncontrolling interest	0.4	(0.6)	*	0.5	(1.0)	*
Net income attributable to Teledyne	$54.9	$46.2	18.8%	$185.0	$164.1	12.7%
*     not meaningful

(a)	Our previously reported 2012 fiscal year segment data has been restated to reflect a revised segment reporting structure adopted in the second quarter of 2013.

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(Current period unaudited – in millions)

	December 29, 2013	December 30, 2012
ASSETS
Cash and cash equivalents	$66.0	$45.8
Accounts receivable, net	378.0	350.3
Inventories, net	294.3	281.2
Deferred income taxes, net	31.9	39.8
Prepaid expenses and other assets	28.9	27.7
Total current assets	799.1	744.8
Property, plant and equipment, net	357.7	349.5
Goodwill and acquired intangible assets, net	1,308.7	1,255.9
Prepaid pension asset	222.0	—
Other assets, net	63.6	56.2
Total assets	$2,751.1	$2,406.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$147.5	$148.6
Accrued liabilities	267.1	256.7
Current portion of long-term debt and capital leases	3.5	2.0
Total current liabilities	418.1	407.3
Long-term debt and capital lease obligations	549.0	556.2
Other long-term liabilities	265.3	239.5
Total liabilities	1,232.4	1,203.0
Total stockholders’ equity	1,518.7	1,203.4
Total liabilities and stockholders’ equity	$2,751.1	$2,406.4